NEWS RELEASE

Cleveland-Cliffs Declares Cash Dividend on Common Stock

Cleveland, OH—May 8, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.125 per common share. The dividend will be payable on June 1, 2007, to shareholders of record as of the close of business on May 18, 2007.

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http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. It also has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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